EXHIBIT 99.2 Resignation Letter, dated September 6, 2010, tendered by James Zhang
To: The Board of Duo Yuan Printing(DY).
Copy: DLA Piper, Steven Liu
6th Sept, 2010.
Dear Mr. Chairman and the follow directors of the Board:
Subject: My resignation as Company Audit Committee (AC) Chairman and Independent Director with immediate effect.
It has been almost one year since DY listed in the NYSE. I have to say that working closely with the Chairman, CEO and CFO of the company has been a great pleasure for me.
From Roughly one month ago, I got the phone call from Frank Li, the Audit Partner of Deloiite (DT) to express concerns to the Audit Committee over several financial irregularities and management control weakness. After hearing the full story, I immediately called an AC meeting and upon receiving unanimous approval from the AC as a well as support from the Chairman, the AC immediately engaged Latham Watkins, the US Law Firm, to handle the independent investigation not only to report back to the AC, but also as a part of the audit process requested by DT to give an opinion to the 2010 DY company financials. As our Chairman put it in the board Meeting just now that maybe due to the cross culture differences between US style work and maybe because of the second tier management don’t fully understand the US listing requirements, the investigation has not progressed in the last month. This delay could potentially render the company not filing its annual financial statements on time to the SEC.
In the past week, the Management has suggested to change the auditors of the company from DT to Frazer Frost (FF) who was the company prior auditors. This proposal has just been resolved in the full board meeting and Full AC meeting with voting taking place of 4 against 3 in favor and 2 against 1 in favor.
As the AC chairman and independent Director of the company, I respect the company democratic decision process as stipulated by the company Memorandum and Articles of Association. However, as a qualified UK Chartered Accountant and a trained Professional, I have brought to the attention of the board the following potential risks related to the change of auditors. These risks can be summarized as follows:
1.	FF has not yet signed engagement letter with the company which is a risk to the company.

2.	Change of auditors during the investigation process could potentially lead to further investigation from the SEC.

3.	To change from a Big4 audit firm to a non-Big4 could have very negative impact in the investment community in terms of corporate governance thus lead to potential share price drop and subsequent US class law suit.

4.	Even the Company US counsel has indicated in the meeting against change of auditors at this particular time frame.

Based on the reasoning stated above and the disagreement with the Board decision, I have no choice but to resign from the Company with Immediate Effect as both the AC Chairman and Independent Director.
I wish the company very best of luck and hope all the remaining directors to perform its duties to not only help the company to build its commercial success, but also to strengthen its compliance and corporate governance as a US listed company.
Best Regards,
/s/ James Zhang
James Zhang